EXHIBIT 99.1

G. Richard Ferdinandtsen Elected Vice Chairman; James E. Pozzi Elected President and Chief Operating Officer of ANICO

GALVESTON, Texas, April 27, 2012 (GLOBE NEWSWIRE) -- American National Insurance Company (ANICO) has announced that James E. Pozzi, formerly Senior Executive Vice President and Chief Administrative Officer, was elected President and Chief Operating Officer of the company. He has also been elected a member of the company's board of directors.

This announcement followed ANICO's annual shareholder and board meeting, held April 27, 2012.

Mr. Pozzi succeeds G. Richard Ferdinandtsen, who was elected Vice Chairman of the company's board of directors. Mr. Ferdinandtsen will serve as an advisory member of the board, providing strategic advice and guidance to all members of the American National Family of Companies.

G. Richard Ferdinandtsen

Mr. Ferdinandtsen's affiliation with American National began more than 53 years ago. He was president of San Antonio's American Security Life when that company was acquired by ANICO in 1990. He transferred to ANICO's Galveston home office as senior vice president, Director of Group Insurance. He advanced to Senior Executive Vice President and Chief Administrative Officer in 1996, and to Chief Operating Officer and a director of the company in 1997. In May of 2000, he was elected President.

James E. Pozzi

Mr. Pozzi began his career with ANICO in June of 1972 as an actuarial student. In 1975, he attained Fellowship in the Society of Actuaries and was elected Assistant Vice President and Assistant Actuary of the company. He subsequently rose to Vice President and Actuary.

Elected Executive Vice President in 1996, Mr. Pozzi launched the company's Independent Marketing Group. After three years in a marketing leadership role, he was called upon to lead Corporate Planning and Development operations. He was promoted to Senior Executive Vice President in 2004, overseeing Corporate Planning, Information Systems, Life Insurance Administration, and the company's Credit Insurance Division.

Since 2008, Mr. Pozzi has served as Senior Executive Vice President and Chief Administrative Officer for the American National Family of Companies.

About the Company

American National Insurance Company (American National), headquartered in Galveston, Texas was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A (Strong) by Standard & Poor's, sixth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

American National is also a family of companies that has, on a consolidated GAAP basis, $22.7 billion in assets, $19.0 billion in liabilities and $3.7 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states and its major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: James E. Pozzi (409) 766-6563